Exhibit 4.2

Common Stock Certificate

Certificate Number	Number of Shares

Hongchang International Co., Ltd

Incorporated under the laws of the State of Nevada

This certifies that [Name] of [Address] is the registered holder of [Number] shares of common stock fully paid and non-assessable, subject to the Articles of Incorporation of the Company, as amended. The information regarding the relative rights, preferences, and limitations applicable to different classes of shares will be furnished to stockholders in writing and without charge.

[Transfer date]

Director	Director/ Secretary